                                   FORM 12b-25

                                                            SEC File No. 0-22936

                                                             CUSIP No. 228429106

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

(Check One):  __ Form 10-KSB  ___ Form 20-F ___ Form 11-K _X__ Form 10-QSB

              __ Form N-SAR

         For Period Ended:  March 31, 2004
                            --------------
         [   ] Transition Report on Form 10-KSB
         [   ] Transition Report on Form 20-F
         [   ] Transition Report on Form 11-K
         [   ] Transition Report on Form 10-QSB
         [   ] Transition Report on Form N-SAR
         For the Transition Period Ended:___________________________

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:



PART I - REGISTRANT INFORMATION


Crown NorthCorp, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant


Not Applicable
--------------------------------------------------------------------------------
Former Name if Applicable


1251 Dublin Road
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)


Columbus, Ohio 43215
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

__X__ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

__X___ (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

____ (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-QSB, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The registrant and its professional advisors are assimilating financial information from newly acquired European operations. As a result, the registrant is unable at this time to complete the disclosures required in Form 10-QSB without unreasonable expense or effort.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Stephen W. Brown           614              485-1576
         ----------------           ---------        ----------------
         Name                       Area Code        Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). __X__ Yes _____ No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? _____ Yes __X__ No.

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


--------------------------------------------------------------------------------

                              Crown NorthCorp, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



May 17, 2004                              By:      /s/ Stephen W. Brown
                                             ----------------------------------
                                                   Stephen W. Brown, Secretary




                                       2